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September , 1997


Re:	OPINION RE: LEGALITY AND CONSENT OF COUNSEL TO USE OF NAME
IN THE
REGISTRATION STATEMENT ON FORM S-8 OF AMERICAN GENERAL
VENTURES,
INC.

I am securities counsel for the above mentioned corporation and I have prepared the registration statement on Form S-8. I hereby consent to the inclusion and reference to my name in the Registration Statement on Form S-8 and any documents incorporated by reference into said document for American General Ventures, Inc.

It is my opinion that the securities registered with the Securities and Exchange Commission pursuant to Form S-8 Registration Statement of American General Ventures, Inc. will be legally issued, fully paid and non-assessable.


Very truly yours,

/s/ Jody M. Walker
------------------------
Jody  M. Walker